Exhibit 8.1

BRYAN CAVE LLP 1155 F Street, N.W., Washington, D.C. 20004-1357 T: 202 508 6000 F: 202 508 6200	bryancave.com

June 30, 2015

SunEdison Semiconductor Limited

11 Lorong 3 Toa Payoh

Singapore 319579

Re:	SunEdison Semiconductor Limited

Registration Statement on Form S-3 (No. 333-204596)

Ladies and Gentlemen:

We have acted as United States counsel to SunEdison Semiconductor Limited, a public limited company incorporated under the laws of the Republic of Singapore (the “Company”), in connection with the secondary offering of 15,935,828 ordinary shares, no par value, of the Company (the “Shares”), pursuant to an Underwriting Agreement (as defined below). The Shares are being offered in a public offering pursuant to the Company’s Registration Statement (the “Registration Statement”), on Form S-3 (Registration No. 333-204596) (the “Registration Statement”), the form of prospectus included therein (the “Base Prospectus”), and the prospectus supplement as filed with the Securities and Exchange Commission (the “Commission”) on June 25, 2015 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). Reference is made to the Equity Underwriting Agreement, dated as of June 24, 2015, among the Company, certain selling shareholders and Deutsche Bank Securities Inc. and Goldman, Sachs & Co., as representatives of the several underwriters named on Schedule I to the underwriting agreement (the “Underwriting Agreement”).

In rendering our opinion: (i) we have examined and relied upon the Registration Statement and the Prospectus (all of the foregoing, the “Offering Documents”) and such other agreements, instruments, documents and records of the Company as we have deemed necessary or appropriate for the purposes of our opinion and (ii) we have assumed, without independent investigation or inquiry, and relied upon (a) the authenticity of, and the genuineness of all signatures on, all documents, the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies, and the legal capacity of all natural persons executing documents; (b) the due authorization, execution, delivery and enforceability of the Offering Documents; (c) the performance of all covenants and other undertakings set forth in, and the consummation of all transactions contemplated by, the Offering Documents in accordance with the terms thereof, that none of the material terms and conditions of the Offering Documents have been or will be waived or modified, the valid existence and good standing of all parties to the Offering Documents and that there are no documents or understandings between the parties that

SunEdison Semiconductor Limited

June 30, 2015

would alter, or are inconsistent with, the terms set forth in the Offering Documents; and (d) the accuracy of all statements regarding factual matters, representations and warranties contained in the Offering Documents and the statements made in the certificates of public officials, officers and representatives of the Company and others delivered to us.

In addition, in rendering our opinion, we have considered the applicable provisions of (a) the Internal Revenue Code of 1986 as in effect on the date hereof (the “Code”), (b) the applicable Treasury Regulations as in effect on the date hereof (the “Regulations”), (c) current administrative interpretations by the Internal Revenue Service (the “Service”) of the Regulations and the Code, (d) existing judicial decisions, (e) such other authorities as we have considered relevant, and (f) our interpretation of the foregoing authorities, all of which preceding authorities are subject to change or modification at any time (possibly with retroactive effect).

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein and in the Prospectus Supplement, the statements of United States federal income tax law under the heading “Material Tax Considerations__Material U.S. Federal Income Tax Considerations,” insofar as it expresses conclusions as to the application of United States federal income tax law, represent our opinion as to the material United States federal income tax consequences of the purchase, ownership and disposition of the Shares as discussed therein.

Our opinion is limited to those matters specifically set forth above and no opinion should be inferred as to the tax consequences, whether federal, state, local or foreign, of any transactions related to the Offering Documents. We do not express any opinion herein concerning any law other than the laws of the United States to the extent specifically referred to herein. Our opinion is expressed as of the date hereof, and we are under no obligation to advise you of, supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (a) in applicable law or (b) that would cause any statement, representation or assumption herein to no longer be true or correct.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Current Report on Form 8-K dated on or about the date hereof with the Commission as an exhibit to the Registration Statement, and to the references to our firm in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Bryan Cave LLP

Bryan Cave LLP